UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2020

ZIVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2804 Orchard Lake Road, Suite 202, Keego Harbor Michigan 48320

(Address of principal executive offices) (Zip Code)

(248) 452-9866

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b)of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIVO	OTC Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

Philip Rice Employment Agreement

On March 4, 2020, the Registrant entered into an employment agreement with Philip M. Rice II for one year, with successive automatic renewals for one year terms, unless either party terminates the Agreement on at least sixty days’ notice prior to the expiration of the then current term of Mr. Rice’s Employment Agreement. Mr. Rice will receive an annual base salary of $280,000 (“Base Salary”), a fully-vested nonqualified stock option to purchase two million (2,000,000) shares of the Company’s common stock, exercisable at a price equal to the sixty (60) day trailing quoted price of the common stock of the Company in the over the counter markets (OTC market) and a twenty-five thousand dollar ($25,000) retention bonus.

If, prior to prior to December 31, 2020, the Company raises equity or other form of investment or debt on terms satisfactory to the Board of Directors at least $15 million ($15,000,000) (“Third Party Financing”), the Base Salary shall increase to $300,000, the Company shall pay Mr. Rice a fifty thousand dollars bonus ($50,000) and Mr. Rice shall receive a fully-vested nonqualified stock option to purchase two million (2,000,000) shares of the Company’s common stock, exercisable at a price equal to the sixty (60) day trailing quoted price of the common stock of the Company in the OTC market upon the closing.

If, prior to December 31, 2021, the Company raises equity or other form of investment or debt on terms satisfactory to the Board of Directors at least an additional $10 million ($10,000,000) of Third Party Financing, Mr. Rice will receive a fifty thousand dollars bonus ($50,000).

Mr. Rice’s Employment Agreement may be terminated with or without cause, provided that if it is terminated without cause, Mr. Rice would be entitled to certain severance payments, including a Base Salary continuation for one year or a one time payment of $250,000 if $15 million of Third Party Financing is raised. Mr. Rice’s Employment Agreement contains customary confidentiality terms, as well as non-solicitation and non-competition provisions.

Mr. Rice’s Employment Agreement also provides that if a Change of Control (as defined in the Agreement) occurs and Mr. Rice is not offered substantially equivalent employment with the successor corporation or Mr. Rice’s employment is terminated without Cause (as defined in the Agreement) during the three month period prior to the Change of Control or the 24-month period following the Change of Control, 100% of Mr. Rice’s unvested options will be fully vested and the restrictions on his restricted shares will lapse. Mr. Rice’s Employment Agreement also provides for severance payments in such event of, amongst other things, 300% of base salary and 2x the amount of the Base Salary in such event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2020	ZIVO BIOSCIENCE, INC.

	By:	/s/ Phillip M. Rice II
	Name:	Philip M. Rice, II
	Title:	Chief Financial Officer